Exhibit 2.2




                AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION

             THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION, dated as of April 7, 1995 (the "Amendment"), by and among LINCOLN TELECOMMUNICATIONS COMPANY, a Nebraska corporation ("Parent"), CAPITAL ACQUISITION CORP., a Nebraska corporation ("Subsidiary"), and NEBRASKA CELLULAR TELEPHONE CORPORATION, a Nebraska corporation ("Company"). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings set forth in the Reorganization Agreement described below.

             WHEREAS, Parent, Subsidiary and Company have entered into that certain Agreement and Plan of Reorganization, dated as of March 21, 1995 (the "Reorganization Agreement"); and

             WHEREAS, the parties to the Reorganization Agreement deem it advisable to clarify that any shares of Common Stock of Company purchased by Parent for cash prior to the Effective Time will be included in calculating the minimum number of shares of Common Stock of Company for which Cash Elections must be made in the Merger; and

             WHEREAS, Parent, Subsidiary and Company have agreed to amend the Reorganization Agreement in accordance with the terms set forth herein to make such clarification; and

             WHEREAS, Section 9.3 of the Reorganization Agreement provides that the Reorganization Agreement may be amended by an instrument in writing signed on behalf of each of the parties thereto and in compliance with applicable law;

             NOW, THEREFORE, in consideration of the mutual premises contained herein, the parties agree to amend the Reorganization Agreement in accordance with the provisions of Section 9.3 as follows:

        1. The second proviso in the first sentence of Section 3.1(a) of the Reorganization Agreement shall be revised to provide as follows:

             "provided further, however, if at the Effective Time the number of shares of Common Stock subject to Cash Elections is less than
             (i) 20% of the number of outstanding shares of Common Stock at the Effective Time ("Effective Time Shares") (exclusive of shares of Common Stock owned by Parent on the date hereof), reduced by (ii) the sum of (A) the number of shares of Common Stock acquired, directly or indirectly, by Parent, Subsidiary or any other direct or indirect subsidiary of Parent for cash after the date hereof (the "LTEC Acquired Shares"), and (B) the number of Dissenting Shares, in lieu of conversion into Parent Common Stock, Rights and the Stock Cash Amount as provided above, each share of Common Stock not then subject to a Cash Election (exclusive of shares of Common Stock held in the treasury of the Company, shares of Common Stock owned by Parent, Subsidiary or any other direct or indirect Subsidiary of Parent, and Dissenting Shares) shall be converted into (i) a fraction of a share of Parent Common Stock, a fraction of a Right and a fraction of the Stock Cash Amount which fraction shall in each case be equal to the Stock Percentage, plus (ii) the Additional Cash;"

        2. Clauses (iii) and (iv) of the second sentence of Section 3.1(a) of the Reorganization Agreement shall be revised to provide as follows:

             "(iii) "Cash Election Percentage" means the quotient, expressed as a percentage (computed to four (4) decimal places), of dividing (A) the sum of (I) the number of shares of Common Stock which at the Effective Time are subject to Cash Elections, (II) the number of LTEC Acquired Shares, and (III) the number of Dissenting Shares by (B) the number of Effective Time Shares (exclusive of shares of Common Stock owned by Parent on the date hereof); (iv) "Additional Cash Percentage" means the quotient, expressed as a percentage (computed to four (4) decimal places), of dividing (A) the product of multiplying (I) the Cash Percentage by (II) the number of Effective Time Shares (exclusive of shares of Common Stock owned by Parent on the date hereof), by (B) the excess of (I) the number of Effective Time Shares (exclusive of shares of Common Stock owned by Parent, Subsidiary or any other direct or indirect subsidiary of Parent and exclusive of Dissenting Shares) over (II) the number of shares of Common Stock which are subject to Cash Elections at the Effective Time;"

        3. The references to the "Agreement" in the Reorganization Agreement shall be deemed, from and after the date of this Amendment, to encompass the Reorganization Agreement as amended by this Amendment.

        4. Except as expressly amended pursuant to this Amendment, all other terms, conditions and provisions of the Reorganization Agreement shall remain in full force and effect.

        5. This Amendment may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Amendment as of the date and year first above written.

                                      LINCOLN TELECOMMUNICATIONS
                                         COMPANY
                                      ("Parent")



                                      By:  /s/ Frank H. Hilsabeck
                                           Frank H. Hilsabeck
                                           President and Chief Executive
                                            Officer



                                      CAPITAL ACQUISITION CORP.
                                      ("Subsidiary")



                                      By:  /s/ Frank H. Hilsabeck
                                           Frank H. Hilsabeck, President

                                      NEBRASKA CELLULAR TELEPHONE
                                         CORPORATION



                                      By:  /s/ Kevin J. Wiley
                                           Kevin J. Wiley, President